SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 19, 2005

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 8.01. Other Events and Regulation FD Disclosure

On August 19, FiberMark issued a press release reporting the unsealing of the independent examiner’s report. This exhibit shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934. The examiner’s report is available on FiberMark’s Web site at the following address:

http://www.fibermark.com/restructure/PDFs/Examiner%20Report.pdf

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1 Press Release, Dated August 19, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: August 19, 2005	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1*	Press Release, Dated August 19, 2005
* Filed herewith

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications
802 257 5981

FiberMark Reports Unsealing of Independent Examiner’s Report;
Company Expects to Revise its Plan of Reorganization and
Disclosure Statement to Reflect Possible Plan Improvements

BRATTLEBORO, VERMONT, August 19, 2005—FiberMark, Inc. (OTCBB: FMKIQ) today announced the unsealing of the redacted report of the independent examiner, Harvey R. Miller. Earlier this week, Judge Colleen Brown of the U.S. Bankruptcy Court, District of Vermont, ruled that the report, sealed since its filing on July 11, would be unsealed, with certain redactions, if no stay requests were filed by August 18.

The report, prepared by Mr. Miller at the request of Judge Brown, and more than 300 pages long, exhaustively reviews the history of FiberMark's chapter 11 cases and the events and actions that resulted in the derailment of the company’s plan of reorganization as originally filed, with a focus on claims trading and fiduciary duty issues primarily involving the three noteholder members of the Creditors Committee.

As detailed in the report, the examiner cleared Silver Point Capital L.P. of any claims trading improprieties and also concluded that there were no trading violations by FiberMark, its chairman and chief executive officer, or any other employee or former employee. Silver Point was also cleared of any breach of fiduciary duty. However, the report found that the two other bondholder members of the Creditors Committee—AIG Global Investment Corp. and Post Advisory Group LLC—did breach their fiduciary responsibilities by using the Creditors Committee as a tool to further their self interests in connection with the corporate governance disputes related to the company’s plan and the pursuit of trading allegations against Silver Point.

The report includes recommendations as to possible remedies against AIG and Post. The recommendations are not self-executing and implementation of final remedies will require court proceedings, with potentially extensive litigation. Moreover, the recommendations are not necessarily limiting of other remedies that may be pursued. The company intends to revise its plan of reorganization and disclosure statement to include a mechanism by which any and all causes of action may be pursued and any recoveries realized may be distributed to creditors. The company understands that AIG and Post may dispute the findings of the examiner and defend against any causes of action resulting from the report. Key recommendations of the examiner include, but are not limited to, the following:

•	Disallow AIG’s and Post Advisory’s claims for voting purposes only.
•
Distribute an additional $8.4 million in cash on a pro rata basis to unsecured creditors excluding the three largest noteholders, an amount representing the loss in value found to have occurred by the examiner. This amount would be paid by AIG (2/3) and Post (1/3).

•	Allocate the cost of the examiner’s report among the three bondholder members of the creditors committee.
•	Disband the creditors committee “as dysfunctional and unable to discharge its statutory duties to [FiberMark’s] general unsecured creditors,” a step already taken by the U.S. trustee in July.
•	Disallow a significant portion of the compensation requested by Akin Gump Strauss Hauer & Feld LLP, counsel to the creditors committee, after December 1, 2004.

“We are pleased to have the examiner’s findings public," said Alex Kwader, FiberMark chairman and chief executive officer. “We can now move forward with a slightly revised plan of reorganization and we hope, a timely exit from chapter 11. We expect our plan of reorganization to be filed essentially as currently drafted, with the addition of information reflecting the possibility of some form of upside to our creditors. While we are gratified by the potential for additional recovery for creditors it should be kept in mind that these are only recommendations by the examiner, which must now be considered by the Court and which may or may not be implemented.”

The full report, excluding certain redacted passages deemed by the Court to be related to matters of attorney/client and work product privilege, is available at the company’s Web site in its restructuring section (www.fibermark.com).

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10-K/A as filed with the SEC on May 4, 2005, which is also accessible on the company's Web site.